                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under the pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:    Nationwide VLI Separate Account-4

Address of Principal Business Office (No. & Street, City, State, Zip Code):
         One Nationwide Plaza, Columbus, Ohio 43216

Telephone Number (including area code):              (614) 249-7111

Name and address of agent for service of process:
         Gordon E. McCutchan, Secretary
         One Nationwide Plaza, Columbus, Ohio 43216

Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                 YES      [X]               NO       [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Columbus and the State of Ohio on the 21st day of July, 1997.

(Seal)            Signature:        NATIONWIDE VLI SEPARATE ACCOUNT - 4
                                    -----------------------------------
                                    (Name of Registrant)

                  By:               NATIONWIDE LIFE INSURANCE COMPANY
                                    -----------------------------------
                                    (Name of Sponsor)

                  By:               /s/ HARVEY S. GALLOWAY, JR.
                                    -----------------------------------
                                    Harvey S. Galloway, Jr.-
                                    Senior Vice President - Chief
                                    Actuary - Life, Health and Annuities

Attest:
                  -----------------------
                  W. Sidney Druen
                  Assistant Secretary


Form n-8